                                   FORM 8-K

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                CURRENT REPORT


                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported): August 15, 1995



                        COMMERCIAL FEDERAL CORPORATION
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            (Exact name of registrant as specified in its charter)



            Nebraska                       1-11515               47-0658852
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  (State of other jurisdiction           Commission           I.R.S. Employer
  of Incorporation)                      File Number          I.D. Number



       2120 South 72nd Street, Omaha, Nebraska                   68124
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      (Address of principal executive offices)                (Zip Code)



      Registrant's telephone number (including area code) (402) 554-9200
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                                Not applicable
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         (Former name or former address, if changed since last report)
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Item 5.  Other Events
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     On August 15, 1995, Commercial Federal Corporation (the "Registrant" or
"Commercial Federal") entered into a Reorganization and Merger Agreement (the "Agreement") by and among the Registrant, Commercial Federal Bank, a Federal Savings Bank, a wholly owned subsidiary of the Registrant (the "Bank"), Conservative Savings Corporation ("Conservative") and Conservative Savings Bank, FSB ("Savings"). Under the terms of the Agreement, the Registrant will acquire all of the outstanding shares of Conservative's common and preferred stock.
Each of the shares of Conservative's common stock will be exchanged for $6.34 in cash and a number of shares of the Registrant's common stock to be based on the average closing price of such stock on the New York Stock Exchange for the twenty-fifth through the sixth trading day, inclusive, immediately preceding the business day prior to the later of (A) the date on which all requisite federal and state regulatory approvals required to consummate the transactions contemplated by this Agreement are obtained, including for this purpose the period of any requisite waiting periods in respect thereof, or (B) the date of the meeting of Conservative's shareholders to be held in order to obtain shareholder approval of the Agreement.

     If the average closing price of the Registrant's common stock is at least $26 but less than $28, the number of shares of common stock to be issued by Commercial Federal will have a value equal to $7.07. If the average closing price is at least $28 but $36 or less, the number of shares to be issued by the Registrant will be fixed at .2525 shares. If the average closing price is greater than $36, the number of shares to be issued will have a value equal to $9.08. The Registrant will also acquire all of Conservative's outstanding preferred stock for $14.33 in cash and 2.26 times the number of shares of the Registrant's common stock to be issued to the holders of Conservative's common
stock.   Based on Commercial Federal's closing stock price on August 15, 1995, the transaction has a per share value of $14.39 for the common stock and $32.52 for the preferred stock and an aggregate value of approximately $41.5 million for all outstanding common and preferred stock.

     The Registrant also announced that it had entered into a stock option agreement with Conservative under which the Registrant has been granted an option to purchase 19.9% of Conservative's outstanding shares of common stock under certain circumstances provided in the agreement.

     Conservative operates nine branches with seven located in Nebraska (five in Omaha and two in Columbus), one located in Overland Park, Kansas and one located in Harlan, Iowa. At June 30, 1995, Conservative had assets of approximately $383.4 million, deposits of approximately $198.1 million and stockholders' equity of approximately $34.8 million.
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     This proposed acquisition, which is subject to receipt of regulatory approvals and the approval of Conservative's shareholders, is expected to be completed by March 31, 1996. The acquisition is to be completed no later than June 30, 1996, unless extended by mutual agreement of both the Registrant and Conservative.

     For additional information, see the Agreement and the Registrant's press release dated August 15, 1995, which are attached hereto as Exhibits 2 and 99, respectively, and incorporated by reference herein.

     Management of the Registrant has deemed this proposed acquisition not material given the estimated impact of Conservative on the Registrant's financial condition and results of operations, and therefore not a transaction reportable under Item 2 of Form 8-K. Accordingly, financial statements and pro forma financial information are not required and will not be furnished.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
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  (c).  Exhibits:

          Exhibit 2:  Agreement and Plan of Reorganization

          Exhibit 99:  Press Release dated August 15, 1995
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                                  SIGNATURES
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     Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              COMMERCIAL FEDERAL CORPORATION


                              By:  /s/ James A. Laphen
                                   -------------------------------
                                   James A. Laphen
                                   President, Chief Operating
                                    Officer and Chief Financial
                                    Officer (Duly Authorized and
                                    Principal Financial Officer)



Date:  August 16, 1995